Exhibit 99.1

GAN Reports First Quarter 2025 Financial Results

Strong B2C revenue growth driven by performance in Europe and Latin America

Planned Merger with SEGA SAMMY remains on track with expected close in 2Q25

Las Vegas, Nevada | May 9, 2025: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the first quarter ended March 31, 2025.

Seamus McGill, GAN’s Chief Executive Officer, said “I’m pleased with the continued progress during the first quarter as we continue to execute on our business plan while refining our cost structure. Our B2C results were particularly strong and underscore the strength of our market position in European and Latin American markets. We are nearing the conclusion of the regulatory requirements to close our merger with Sega Sammy, which we expect to be successfully completed in the second quarter of 2025.”

First Quarter 2025 Compared to First Quarter 2024

●	Total revenue of $29.4 million decreased 4%, primarily attributable to a decrease in the B2B segment.

●	B2B segment revenue was $5.1 million versus $12.3 million. The decrease was primarily attributable to the expiration of a multistate B2B commercial contract.

●	B2C segment revenue was $24.3 million versus $18.3 million. The increase was driven by growth in both Europe and Latin America.

●	Operating expenses were $23.7 million versus $24.6 million. The decrease was primarily attributable to the Company’s overall reduction of compensation costs and reduced headcount realized as part of ongoing cost saving initiatives.

●	Net loss of $6.8 million versus $4.2 million. The increase was primarily related to lower B2B revenues partly offset by higher B2C segment contribution and lower operating expenses driven by cost savings initiatives.

●	Total segment contribution was $18.7 million versus $21.3 million, as growth in the B2C segment was offset by a decrease in the B2B segment.

●	Adjusted EBITDA was $(1.5) million versus $(0.6) million. The decrease was primarily related to the aforementioned factors impacting net loss.

●	Cash was $39.9 million as of March 31, 2025, versus $38.7 million as of December 31, 2024. The increase was due to favorable changes in working capital.

●	B2C Active Customers increased primarily driven by higher customer activity in Latin America and Europe.

●	B2B Gross Operator Revenue totaled $144.6 million versus $632.0 million in the prior year quarter. The decrease was primarily driven by the expiration of a multistate B2B commercial contract.

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenues
B2B	$5,087	$12,347
B2C	24,279	18,304
Total revenues	$29,366	$30,651

Profitability Measures
B2B segment contribution (1)	$2,896	$10,266
B2B segment contribution margin (1)	56.9%	83.1%
B2C segment contribution (1)	$15,761	$11,062
B2C segment contribution margin (1)	64.9%	60.4%
Net loss	$(6,828)	$(4,160)
Adjusted EBITDA (7)	$(1,511)	$(569)

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$144.6	$632.0
B2B Take Rate (3)	3.5%	2.0%
B2C Active Customers (in thousands) (4)	235	222
B2C Marketing Spend Ratio (5)	18%	23%
B2C Sports Margin (6)	8.6%	5.7%

SEGASAMMY Transaction

The merger has been approved by GAN shareholders at a special general meeting of its shareholders, has received clearance from the Committee on Foreign Investment in the U.S. (CFIUS) and received approval from several gaming regulatory agencies including the Nevada Gaming Commission. The closing of the merger remains subject to remaining regulatory requirements and other customary closing conditions and anticipates the closing of the Merger will occur in the second quarter of 2025.

Conference Call Details

Due to the expected merger of the Company with SEGASAMMY, GAN will not be hosting a conference call in conjunction with its first quarter 2025 earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability, expectations that it will meet all closing conditions or successfully close its planned merger with SEGASAMMY, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This release uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from virtual simulated gaming (SIM), gross gaming revenue from RMiG, and gross sports wins from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net loss before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, extraordinary gains or losses, share-based compensation expense and related expense, transaction costs, and other items which the Board of Directors considers to be infrequent or unusual in nature. A reconciliation of Adjusted EBITDA to Net Income (the most closely aligned measure under U.S. GAAP) is included in the tables at the end of this release. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2025	March 31, 2024

Revenue	$29,366	$30,651

Operating costs and expenses
Cost of revenue(1)	10,709	9,323
Sales and marketing	5,916	6,017
Product and technology	7,866	9,616
General and administrative(1)	7,913	7,159
Depreciation and amortization	2,013	1,839
Total operating costs and expenses	34,417	33,954
Operating loss	(5,051)	(3,303)
Interest expense, net	1,212	1,132
Other (income) loss, net	—	(26)
Loss before income taxes	(6,263)	(4,409)
Income tax (benefit) expense	565	(249)
Net loss	$(6,828)	$(4,160)

Loss per share, basic and diluted	$(0.15)	$(0.09)

Weighted average ordinary shares outstanding, basic and diluted	45,791,271	45,134,267

(1) Excludes depreciation and amortization expense

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenue
B2B
Platform and content license fees	$4,259	$9,667
Development services and other	828	2,680
Total B2B revenue	5,087	12,347

B2C
Gaming	24,279	18,304
Total B2C revenue	24,279	18,304

Total revenue	$29,366	$30,651

Gross Profit
B2B
Revenue	$5,087	$12,347
Cost of revenue (1)	2,191	2,081
B2B segment contribution	2,896	10,266
B2B segment contribution margin	56.9%	83.1%

B2C
Revenue	24,279	18,304
Cost of revenue (1)	8,518	7,242
B2C segment contribution	15,761	11,062
B2C segment contribution margin	64.9%	60.4%

Total segment contribution	$18,657	$21,328
Total segment contribution margin	63.5%	69.6%

(1) Excludes depreciation and amortization expense

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenue by geography *
United States	$4,735	$9,092
Europe	15,466	11,604
Latin America	8,414	6,896
Rest of the world	751	3,059
Total	$29,366	$30,651

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024

Net loss	$(6,828)	$(4,160)
Income tax (benefit) expense	565	(249)
Interest expense, net	1,212	1,132
Depreciation and amortization	2,013	1,839
Share-based compensation and related expense	752	869
Credit reserve on PSP	753	—
Transaction related costs	22	—
Adjusted EBITDA	$(1,511)	$(569)

GAN Limited

Historical Sports Margin (Unaudited)

	Three Months Ended,
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Sports Margin
Actual sports margin	8.6%	8.5%	7.2%	5.7%